EXHIBIT 99.1

                                  NEWS RELEASE
                                  ------------


FOR IMMEDIATE RELEASE                                           October 31, 2005


Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY ANNOUNCES RESTATEMENT OF FIRST AND SECOND QUARTER FINANCIALS AND OTHER SIGNIFICANT EVENTS

Blue Dolphin Energy Company, Inc., a Delaware corporation (the "Company") will be filing amendments to its Forms 10-QSB for the first and second quarters of 2005 to recognize non-cash compensation expense pursuant to Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation - An Interpretation of APB Opinion No. 25." The Company's previously issued financial statements for the quarterly periods ended March 31, 2005 and June 30, 2005 should no longer be relied on because they do not reflect such non-cash compensation expense.

The Company expects to recognize additional non-cash compensation expense for the six months ended June 30, 2005 of $686,000, or $0.09 per share. Recognition of this expense will increase Additional Paid in Capital by an equivalent amount. There will be no liability to the Company recognized as a result of this additional expense. The Company expects the additional non-cash compensation expense to increase the net loss for the first quarter of 2005 by approximately $533,000, or $0.07 per share. Additional non-cash compensation expense recognized in the second quarter of 2005 is expected to be approximately $153,000, or $0.02 per share.

The Company also announces that it has received cash payments totaling $1,383,247 for production from July 1, 2004 through June 2005 from its after-payout working interest in High Island Block 37. There are two wells currently producing in the block at a combined rate of approximately 25 MMcf per day. The Company has a working interest of approximately 2.7% in the wells.

Additionally, production from the Company's working interest in High Island Block A-7 has increased significantly following the successful re-completion of two wells in August 2005. These wells are currently shut-in awaiting the resumption of 3rd party transportation services.


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Blue Dolphin  Energy Company is engaged in the gathering and  transportation  of natural gas and condensate.  Questions  should be directed to Gregory W. Starks,
at  the  Company's  offices  in  Houston,  Texas,   713-227-7660.   For  further
information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities
Exchange Act of 1934, as amended. The words "expect," "plan," "believe," "anticipate," "project," "estimate," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, general economic conditions, interest rates, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.